                                            23.2

Consent of Independent Registered Public Accounting Firm

The Joint Corp.
Scottsdale, Arizona
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-208262 and 333-225898) of The Joint Corp. (“Company”) of our reports dated March 11, 2022, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021.

/s/ BDO USA, LLP
Phoenix, Arizona
March 11, 2022